EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc

We consent to the use of our report dated January 20, 2006, with respect to the Statement of Revenues and Certain Operating Expenses of the shopping center located in St. Augustine, Florida, included in this registration statement on Form S-11 (No. 333-117367) of Lightstone Value Plus Real Estate Investment Trust, Inc., and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Rampell and Rampell, P.A.

Palm Beach, Florida
June 15, 2006